Exhibit 10.4

WAIVER OF CLAIMS AND

GENERAL RELEASE AGREEMENT

This WAIVER OF CLAIMS AND GENERAL RELEASE AGREEMENT (this “Release”) is entered into on the date(s) indicated on the signature page hereto and is to confirm that on February 20, 2017 the undersigned submitted to Global Eagle Entertainment Inc. (the “Company”) a notice of resignation from his position as Chief Financial Officer, such resignation to be effective February 20, 2017 (the “Termination Date”). The Company has accepted this resignation, and as such the undersigned’s at-will employment with the Company is terminated effective as of the Termination Date. Also effective as of the Termination Date, by execution of this Release, the undersigned (“you” or “Executive”) hereby resigns from all other offices and directorships you hold with the Company and any of its subsidiaries.

In consideration for the severance payments and other good and valuable consideration set forth in clause B. below, you hereby agree as follows:

A.    You hereby acknowledge that you had the opportunity to be represented by an attorney of your choice in connection with the negotiation and execution of this Release.

B.    The Company will provide you with severance pay pursuant to the terms of that certain Employment Agreement by and between you and the Company dated August 25, 2016 and effective August 24, 2016 (the “Employment Agreement”) (including Section 12(b) thereof) as if the termination of your employment with the Company is a termination “without Cause” thereunder.

1.    Release of Claims.

(a)    You hereby release and forever discharge the Company and each of its past and present officers, directors, employees, agents, advisors, consultants, successors and assigns from any and all claims and liabilities of any nature by you including, but not limited to, all actions, causes of actions, suits, debts, sums of money, attorneys’ fees, costs, accounts, covenants, controversies, agreements, promises, damages, claims, grievances, arbitrations, and demands whatsoever, known or unknown, at law or in equity, by contract (express or implied), tort, pursuant to statute, or otherwise, that you now have, ever have had or will ever have based on, by reason of, or arising out of, any event, occurrence, action, inaction, transition or thing of any kind or nature occurring prior to or on the effective date of this Release. Without limiting the generality of the above, you specifically release and discharge any and all claims and causes of action arising, directly or indirectly, from your employment at the Company, arising under the Employee Retirement Income Security Act of 1974 (except as to claims pertaining to vested benefits under employee benefit plan(s) of the Company), Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Rehabilitation Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act (as amended), Calif. Gov’t Code, §12900 et seq., the California Family Rights Act, California law regarding Relocations, Terminations and Mass Layoffs and the California Labor Code, all as amended; Sections 1981 through 1988 of Title 42 of the United States Code, California Business

and Professions Code § 17200 or any other provisions of the California unfair trade or business practices laws, the California Occupational Safety and Health Act, Divisions 4, 4.5, and 4.7 of the California Labor Code beginning at § 3200, any provision of the California Constitution, any provision of the California Labor Code that may lawfully be released, the Florida Civil Rights Act of 1992 (f/k/a Human Rights Act of 1977), Section 760.01 et. seq., Florida Statutes (FCRA), any claims/actions under the retaliation section of Florida’s Worker’s Compensation statute (Chapter 440, Florida Statutes), the Florida Public Sector Whistleblower Act (Fla. Stat. § 112.3187 et. seq.), the Florida Private Sector Whistleblower Act (Fla. Stat. § 448.101-.105), including any claim for wrongful and retaliatory termination in violation of Section 448.103, Florida Statutes, Section 448.08, Florida Statutes, Florida’s Wage Rate Provisions, Section 448.07, Florida Statutes, the Florida Minimum Wage Law, the Florida Equal Pay Act, Section 725.07, Florida Statutes, or the Florida Constitution, all as amended, or any other law, statute, ordinance, rule, regulation, decision or order pertaining to employment or pertaining to discrimination on the basis of age, alienage, race, color, creed, gender, national origin, religion, physical or mental disability, marital status, citizenship, sexual orientation or non-work activities. Payment of any amounts and the provision of any benefits provided for in this Release do not signify any admission of wrongdoing by the Company, its Subsidiaries or any of their affiliates. Notwithstanding any provision of this Release to the contrary, this Release does not include a release of claims (i) arising out of a breach of this Release or any amounts due under it, (ii) with respect to any rights to indemnification under any indemnification agreement with the Company and/or the Company’s governing documents, (iii) which cannot be released as a matter of law, including without limitation, claims for unemployment benefits, workers’ compensation claims, or any rights Executive may have under California Labor Code section 2802, (iv) with respect to Executive’s right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law, or (v) with respect to Executive’s right to receive an award from a Governmental Entity for information provided under any whistleblower program.

(b)    You acknowledge that you have been informed by your attorneys of the provisions of Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.”

In that regard, you hereby waive and relinquish all rights and benefits that you have or may have under Section 1542 of the California Civil Code or any similar provision of the statutory or non-statutory law of any other jurisdiction to the full extent that you may lawfully waive all such rights and benefits. In connection with such waiver and relinquishment, you acknowledge that you are aware that you may, on your own behalf or by and through your attorneys, hereafter discover claims or facts in addition to or different from those that you now know or believe to exist with respect to one or more of the parties released hereunder, but that it is your intention to finally settle and release all matters that now exist, may exist or heretofore have existed between you and all parties released hereunder. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different claims or facts by you, your attorneys or any other person.

2.    Older Workers Benefit Protection Act/ADEA. Pursuant to the Older Workers Benefit Protection Act, the Company hereby advises you that you should consult an attorney before signing this Release, that you are entitled to take up to twenty-one (21) days from the date of your receipt of this Release to consider it and that you may have seven (7) days from the date you sign this Release to revoke it. The revocation must be personally delivered to the Company’s General Counsel or his/her designee, or mailed to them via certified mail, return receipt requested and postmarked within seven (7) calendar days of your execution of this Release. This Release shall not become effective or enforceable until the 7-day revocation period has expired. Nothing herein is intended to, or shall, preclude you from filing a charge with any Governmental Entity and/or cooperating with said Governmental Entity in any investigation. However, except as is otherwise explicitly provided in Paragraph 1(a), you hereby waive any right to file a personal lawsuit and/or receive monetary damages that the Governmental Entity may recover against each of the parties released in Paragraph 1 above, without regard as to who brought any said complaint or charge.

3.    Confidentiality of this Release. You agree that you shall keep the terms of this Release strictly confidential and not disclose, directly or indirectly, any information concerning them to any third party, with the exception of your spouse, financial or legal advisors; provided, that they agree to keep such information confidential as set forth herein and not disclose it to others, and except as may be required by court order or legal process. Moreover, nothing in this Release shall prohibit or impede you from communicating, cooperating or filing a complaint with any Governmental Entity with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

4.    Breach. You agree that all of the payments and benefits provided for in this Release are subject to termination, reduction or cancellation in the event of your material breach of this Release.

5.    Enforcement. The parties agree that any legal proceeding brought to enforce the provisions of this Release may be brought only in the courts of the State of California or the federal courts located in California and each party hereby consents to the jurisdiction of such courts.

6.    Severability. If any of the terms of this Release shall be held to be invalid and unenforceable and cannot be rewritten or interpreted by the court to be valid, enforceable and to meet the intent of the parties expressed herein, then the remaining terms of this Release are severable and shall not be affected thereby.

7.    Miscellaneous. This Release and the Employment Agreement constitutes the entire agreement between the parties about or relating to your termination of employment with the Company, or the Company’s obligations to you with respect to your termination and fully supersedes any and all prior agreements or understandings between the parties.

8.    Representations, Covenants and Other Acknowledgements. You affirm that the only consideration for signing this Release is described in clause B. to this Release, and that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Release, and that you fully understand the meaning and intent of this instrument. Subject to Paragraph 3, you agree that you will not disparage the Company in any way, nor will you make any public comments or communications which tend to cast the Company, its owners, directors, officers or employees in a negative light. Notwithstanding the immediately preceding sentence, you may make truthful statements as required by law or legal process.

You acknowledge that you have carefully read this Release, voluntarily agree to all of its terms and conditions, understand its contents and the final and binding effect of this Release, and that you have signed the same as your own free act with the full intent of releasing the Company from all claims you may have against it.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have executed this Release on the date(s) indicated below.

EXECUTIVE:

/s/ Tom Severson
Name:	Tom Severson
Dated:	February 20, 2017

THE COMPANY:

GLOBAL EAGLE ENTERTAINMENT INC.

By:	/s/ Zant Chapelo
Name:	Zant Chapelo
Title:	SVP, People & Organizational Development
Dated: February 20, 2017